Pepco Holdings, Inc Vice President & Controller Offer Sheet
Position reports to SVP & CFO
Position is at the PHI holding company level. Position requires stock ownership equal to 1 x's base salary - have 5 years to reach requirement
Primary work location is Edison Place, DC. Would expect the person to work 1 to 3 days per month in Wilmington, DE. Parking in both locations is provided.
Prospective employee must pass standard background screen and drug test conducted by corporate HR
Base Salary	$235,000
Signing bonus	$75,000 @ start; additional $75,000 after one year (assuming satisfactory performance)
Executive Benefits[1,2]
Annual Incentive	Target award is 30% of base (max to 54% of base or 180% of target)
Long Term Incentive	Target award is 40% of base
Non-qualified deferred comp plan	Available
SERP	Provides "make whole" in excess of IRS limitation; Bonus payments (average of highest 3 of final 5 incentive payments) included in calculation
Severance	2x salary and bonus
Car allowance	Yes - VP level ($895/month)
D & O Insurance	Provided by Company
Required annual executive physical	Paid by Company
Generally Applicable Benefits
Retirement Savings Plan w/ 401(k) feature	Available
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1 PHI is in the process of retaining an executive compensation consultant to review and make recommendations on future executive compensation. These items are the levels currently available to PHI VPs, but are subject to revision as a result of the review.

2 Such awards are determined by the Board of Directors pursuant to Plan formulae and objectives.
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Pension	Vesting at 5 years; defined benefit formula based on salary and years of service
Standard health and welfare plans (hospitalization, dental, vision, life insurance)
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